EXHIBIT 10.8

                                 Amendment No. 3
                                       to

                        PIONEER NATURAL RESOURCES COMPANY

                          EMPLOYEE STOCK PURCHASE PLAN


     AMENDMENT NO. 3 (this "Amendment") to that certain Employee Stock Purchase Plan (the "Plan") of Pioneer Natural Resources Company (the "Company") executed August 7, 1997.

                                    RECITALS

     WHEREAS, the Company has adopted the Plan; and

     WHEREAS, the Board of Directors of the Company, acting through the Compensation Committee of the Board of Directors of the Company (which administers the Plan), has authorized amendments to the Plan, which amendments are memorialized below in this Amendment.

     NOW, THEREFORE, the Plan is hereby amended as follows:

          1. Amendment of Subparagraph 7(c). Subparagraph 7(c) of the Plan is hereby amended in its entirety to read as follows:

          "(c) Delivery of Stock. As soon as practicable after each date of exercise, the Company shall deposit into each Participant's brokerage account maintained for the purposes of holding Stock under this Plan and other employee benefit plans of the Company, the number of whole shares of Stock purchased by such Participant upon exercise of his or her options granted hereunder. Except as provided in the immediately following sentence, shares of Stock purchased upon exercise of options granted hereunder shall be uncertificated and evidenced by book entry into the brokerage accounts described above. Upon written request made by any Participant to the Company, the Company shall arrange, as soon as practicable after receipt of any such request, to deliver to such Participant a certificate representing any or all such uncertificated shares of Stock. In the event the Company is required to obtain from any commission or agency authority to issue any shares of Stock hereunder, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any shares of Stock shall relieve the Company from liability to any Participant in the Plan except to return to the Participant the amount of the balance in the Participant's account. The Company may cause any Stock certificates issued in connection with the exercise of options under the Plan to bear such legend or legends, and the Company may take such other actions, as it deems appropriate in order to reflect the provisions of this subparagraph 7(c) and to assure compliance with applicable securities laws. Neither the Company nor the Committee shall have any liability with respect to a delay in the delivery of Stock or a certificate pursuant to this subparagraph 7(c)."



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          2.  Amendment of  Paragraph 11.  Paragraph  11 of  the Plan  is hereby amended in its entirety to read as follows:

               "11. No Rights of Stockholder Until Stock Issued. With respect to shares of Stock subject to an option, a Participant shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder, until, (a) shares of Stock are deposited into his brokerage account, as described in subparagraph 7(c) hereof, or (b) a certificate for shares of Stock is issued on his behalf, whichever occurs first."

          3. Confirmation of the Plan. Except as to the extent modified by this Amendment, the Plan is hereby ratified and confirmed in all respects.


     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of this 21st day of August 2000.


                          PIONEER NATURAL RESOURCES COMPANY


                          By:    /s/Mark L. Withrow
                              ------------------------------------------------
                              Name:  Mark L. Withrow
                              Title: Executive Vice President & General Counsel


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